EXHIBIT 99.1
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              DATAWATCH ACQUIRES MERGENCE TECHNOLOGIES CORPORATION

      NEW ACQUISITION EXTENDS DATAWATCH SOLUTIONS FOR COMPLIANCE, AUDITING,
               ACCOUNTING AND BILLING BUSINESS PROCESS MANAGEMENT

LOWELL, MA - AUGUST 11, 2004 - Datawatch Corporation (NASDAQ: DWCH), a leading provider of report management, data transformation and service management solutions, announced that it today acquired Mergence Technologies Corporation, www.imergence.com, a privately-held provider of content management software headquartered in Rutherford, NJ. Mergence products enable collaborative, documented research of enterprise content and metadata to support compliance, auditing, accounting and billing processes.

             Mergence has been providing enterprise content and research management services for over five years, primarily to the financial services sector, with sales in 2003 of approximately $1 million and 2004 year-to-date sales of approximately $600,000. Datawatch acquired 100% of the shares of Mergence for $2.5 million in cash. In connection with the acquisition there is a payout clause, which provides for Datawatch to make cash payments equal to 10% of the sales of the Mergence Researcher product for a period of six years. The Researcher product is in its final development stages with a planned release during this quarter.

            Datawatch will rename the acquired subsidiary Datawatch Technologies Corporation ("DTC") and plans to consolidate the general and administrative functions into its headquarters in Lowell, but will retain a sales and support office in Rutherford, NJ to provide services to customers in the metropolitan NY area. DTC also has a software development and testing facility in the Philippines.

            DTC's Researcher product increases productivity, reduces accounting and reporting errors, enhances collaboration in conjunction with document and business-process management software, and integrates data and related documents into a library of meaningful and accessible information that can be shared by collaborative reporting teams. The web-based enterprise application provides an easy to use research and

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investigation environment, improving the management of data-driven business processes including compliance, auditing, accounting and billing management, particularly critical for financial services.

            Commenting on the transaction, Datawatch President and CEO Robert Hagger said: "The acquired technologies and solutions compliment and further extend Datawatch's offerings in the enterprise report and content management markets. This acquisition brings three key additions to Datawatch:

               o An ongoing revenue stream from existing DTC products and services, primarily marketed in the financial services sector,

               o An important new product called "Researcher" that we expect will be ready for release to current Datawatch customers and new prospects in this quarter, and

               o An experienced and cost-effective development team in the Philippines.

            We are particularly excited about the prospects for the Researcher product; software that searches inter-related data, documents, and communications scattered over multiple and disparate repositories, then merges and analyzes the results into comprehensive actionable case records. The combination of Datawatch|ES, a full featured, compliance-ready enterprise report management and mining solution, and Researcher will allow our customers to unite enterprise information to support better decision-making and reporting activities related to compliance initiatives. Businesses in brokerage, banking, healthcare and our other key verticals will be able to integrate and reconcile almost every source of enterprise information, merge and analyze data, investigate and manage exceptions, and meet regulatory obligations.

            I welcome DTC President Rene Tenazas and his team to Datawatch, and look forward to working together to help our customers capitalize on enterprise information to optimize internal and external business reporting."

            Datawatch will discuss the DTC acquisition in a conference call to be held Thursday, August 26, 2004, at 2 p.m. EDT. The conference call will be broadcast live on

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the Internet at: http://www.vcall.com/ClientPage.asp?ID=89038. Listeners are recommended to go to the website at least 15 minutes early to register and download any necessary audio software. An archived replay of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION

Datawatch Corporation helps organizations easily access, store, distribute, transform and analyze information throughout the enterprise. From report management and analytics to data transformation and Internet presentment, Datawatch Corporation provides solutions that allow organizations to fully integrate and leverage their existing sources of information. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

            The corporate address for Datawatch is 175 Cabot Street, Suite 503, Lowell, MA 01854-3633; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at www.datawatch.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

            Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the integration of DTC and the anticipated benefits of the acquisition; risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with international sales; risks associated with distributor sales; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is

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detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 2003 and Form 10-Q for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004. Any forward-looking statements should be considered in light of those factors.


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       FOR PRESS INFORMATION:

       Datawatch: Larry Bouchie, larry_bouchie@datawatch.com, 978-275-8264